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                                                                               .
                                                                    EXHIBIT 99.2

                           JORDAN VALLEY HOSPITAL, LP
                            CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)




                                                                                          PREDECESSOR
                                                                                            (NOTE 1)
                                                                                        ---------------
                                                                       (UNAUDITED)
                                                                         JUNE 30,         SEPTEMBER 30,
                                                                          2003               2002
                                                                     ---------------    ---------------

ASSETS
Current assets:
   Cash                                                              $            --    $           226
   Accounts receivable, net of allowance for doubtful
      accounts of $2,717 and $2,134, respectively                              7,006              7,603
   Due (to) from affiliate                                                     7,076             (3,055)
   Inventories                                                                 1,119              1,116
   Prepaid expenses and other current assets                                     358                650
                                                                     ---------------    ---------------
Total current assets                                                          15,559              6,540

Property and equipment, net                                                   33,385             32,881
Goodwill                                                                       8,925              8,925
Other assets, net                                                              1,150                944
                                                                     ---------------    ---------------
Total assets                                                         $        59,019             49,290
                                                                     ===============    ===============

LIABILITIES AND EQUITY
Current liabilities:
   Accounts payable                                                  $         2,165              2,533
   Salaries and benefits payable                                               1,099                979
   Other accrued liabilities                                                     251                193
   Current portion of long term debt and capital lease
     obligations                                                                 935                319
                                                                     ---------------    ---------------
Total current liabilities                                                      4,450              4,024

Long term portion of debt allocated from IASIS and capital leases             32,683             46,476
                                                                     ---------------    ---------------

Total liabilities                                                             37,133             50,500

Partners' capital                                                             21,886                 --
Stockholders' deficit                                                             --             (1,210)
                                                                     ---------------    ---------------
Total liabilities and equity                                         $        59,019    $        49,290
                                                                     ===============    ===============

See accompanying notes.

                           JORDAN VALLEY HOSPITAL, LP
                 CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
                                 (IN THOUSANDS)



                                                                             PREDECESSOR (NOTE 1)
                                                             -----------------------------------------------------
                                            THREE MONTHS      SIX MONTHS        THREE MONTHS         NINE MONTHS
                                               ENDED             ENDED              ENDED               ENDED
                                           JUNE 30, 2003      MARCH 31, 2003     JUNE 30, 2002      JUNE 30, 2002
                                          ---------------    ---------------    ---------------    ---------------

Net revenue                               $        13,563    $        25,275    $        11,410    $        31,546

Costs and expenses:
   Salaries and benefits                            4,359              8,753              3,826             11,219
   Supplies                                         1,623              3,051              1,401              4,186
   Other operating expenses                         2,356              3,908              1,796              5,130
   Provision for bad debts                          1,003              1,973                844              2,417
   Interest expense                                   780              3,001              1,479              4,430
   Depreciation and amortization                      804              1,555                666              1,918
   Management fees                                    271              1,159                411              1,096
                                          ---------------    ---------------    ---------------    ---------------
Total costs and expenses                           11,196             23,400             10,423             30,396
                                          ---------------    ---------------    ---------------    ---------------
Net earnings                              $         2,367    $         1,875    $           987    $         1,150
                                          ===============    ===============    ===============    ===============


See accompanying notes

                           JORDAN VALLEY HOSPITAL, LP
                 CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)




                                                                                  PREDECESSOR
                                                                                    (NOTE 1)
                                                                        -----------------------------------
                                                      THREE MONTHS        SIX MONTHS          NINE MONTHS
                                                         ENDED               ENDED               ENDED
                                                     JUNE 30, 2003       MARCH 31, 2003      JUNE 30, 2002
                                                    ---------------     ---------------     ---------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings                                        $         2,367     $         1,875     $         1,150
Adjustments to reconcile net earnings to net
    cash provided by operating activities:
      Depreciation and amortization                             804               1,555               1,918
      Changes in operating assets and
         liabilities:
           Accounts receivable                                  310                 287                (722)
           Inventories, prepaid expenses and
               other current assets                             (16)                102                (957)
           Accounts payable, salaries and
               benefits payable and other
               accrued liabilities                              521                (710)             (1,073)
                                                    ---------------     ---------------     ---------------
Net cash provided by operating activities                     3,986               3,109                 316

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment, net                     (1,505)             (1,357)             (1,059)
Change in other assets                                          118                (324)                 17
                                                    ---------------     ---------------     ---------------
Net cash used in investing activities                        (1,387)             (1,681)             (1,042)

CASH FLOWS FROM FINANCING ACTIVITIES
Change in due to affiliate, net                              (3,806)             (1,497)               (703)
Proceeds from syndication                                     1,288                  --                  --
Payment of capital leases                                       (81)               (157)                (23)
                                                    ---------------     ---------------     ---------------
Net cash used in financing activities                        (2,599)             (1,654)                726
                                                    ---------------     ---------------     ---------------

Change in cash                                                   --                (226)                 --
Cash at beginning of the period                                  --                 226                  --
                                                    ---------------     ---------------     ---------------
Cash at end of the period                           $            --     $            --     $            --
                                                    ===============     ===============     ===============

See accompanying notes.

                           JORDAN VALLEY HOSPITAL, LP
                          NOTES TO UNAUDITED CONDENSED
                              FINANCIAL STATEMENTS

1. ORGANIZATION

         Jordan Valley Hospital, LP, a Delaware limited partnership (the "Partnership") was formed on February 11, 2003 to own and operate Jordan Valley Hospital (the "Hospital"). The Hospital is a 50-bed acute care hospital that provides inpatient, outpatient and emergency care services to residents in and around the Salt Lake City, Utah area. The Partnership's general partner is IASIS Healthcare Holdings, Inc. ("General Partner") and the limited partners consist of IASIS Healthcare Corporation ("IASIS") and other third party investors. The General Partner is an indirect wholly-owned subsidiary of IASIS. IASIS is a for-profit hospital management company that owns and operates 14 general, acute care hospitals in four states. IASIS also owns a Medicaid managed health plan in Arizona. The Partnership's initial 99% limited partner was IASIS. On April 1, 2003, IASIS sold 2.6% of its limited partner units in the Partnership to third party investors, which reduced its ownership in the Partnership accordingly. Prior to this transaction, the Hospital was owned and operated by Jordan Valley Hospital, Inc.

         The financial statements for all periods prior to April 1, 2003 reflect the financial position, result of operations and cash flows of Jordan Valley Hospital, Inc., the Partnership's predecessor entity (the "Predecessor Company"). The financial statements for all periods subsequent to April 1, 2003, reflect the financial position, results of operations and cash flows for the Hospital as operated by the Partnership. Unless stated otherwise as the Predecessor Company or the Partnership, all references to the Hospital include the operations of both the Predecessor Company and the Partnership.

         The unaudited condensed financial statements include the accounts of the Partnership and have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting and in accordance with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements. The balance sheet at September 30, 2002 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

         In the opinion of management, the accompanying unaudited condensed financial statements contain all material adjustments (consisting of normal recurring items) necessary for a fair presentation of results for the interim periods presented. The results of operations for any interim period are not necessarily indicative of results for the full year.

         The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the accompanying unaudited condensed financial statements and notes. Actual results could differ from those estimates.

2. DEBT ALLOCATED FROM IASIS

         In conjunction with the acquisition of the Hospital, the Predecessor Company entered into a promissory note (the "Note") with IASIS in the amount of $45,080,363. Under provisions of the Note interest of 13% per annum is due and payable on October 1, of each year until October 1, 2004, at which time the entire outstanding principal balance, together with all accrued and unpaid interest, shall be immediately due and payable in full. The Note may be prepaid in whole or in part without premium or penalty and may reborrow up to the stated principal amount.

         During 2003, the Partnership entered into a new promissory note (the "New Note") with the Predecessor Company in the amount of $32,301,279. The New
Note is a five-year note at 9.3% interest per annum on a twenty-year amortization schedule.

3. GOODWILL

         Goodwill represents cost in excess of the fair value of acquired tangible net assets of the Hospital and is evaluated for impairment according to Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets. The Partnership adopted SFAS No. 142 effective October 1, 2001 which resulted in no goodwill impairment.

                           JORDAN VALLEY HOSPITAL, LP
                          NOTES TO UNAUDITED CONDENSED
                        FINANCIAL STATEMENTS (CONTINUED)



4. COMMITMENTS AND CONTINGENCIES

         Final determination of amounts earned under the Medicare and Medicaid programs often occurs in subsequent years because of audits by the programs, rights of appeal and the application of numerous technical provisions. In the opinion of management, adequate provision has been made for adjustments that may result from such routine audits and appeals.

         The Partnership is subject to claims and legal actions arising in the ordinary course of business. The Partnership is currently not a party to any such proceedings that, in the Partnership's opinion, would have a material adverse effect on the Partnership's business, financial condition or results of operations.

         The Partnership's assets and equity interests are pledged as a full and unconditional guarantee of certain debt of IASIS, which totaled approximately $654 million at June 30, 2003.

         In order to recruit and retain physicians to the communities it serves, the Partnership has committed to provide certain financial assistance in the form of recruiting agreements with various physicians. Amounts advanced under the recruiting agreements are generally forgiven prorata over a period of 24 months after one year of completed service and contingent upon the physician continuing to practice in the respective community. The amounts advanced and not repaid, in management's opinion, will not have a material adverse effect on the Partnership's financial condition or results of operations.

5. INCOME TAXES

         No provision for income taxes has been reflected in the accompanying financial statements because the tax effect of the Partnership's activities accrues to the individual partners. The Partnership's tax returns and the amounts of distributable Partnership income or loss are subject to examination by the federal and state taxing authorities. In the event of an examination of the Partnership's tax return, the tax liability of the partners could be changed if any adjustment to the Partnership taxable income or loss is ultimately sustained by the taxing authorities.